FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Record Third Quarter Earnings:
  Net Income increased $2.5 million, or 24.6%, to $12.5 million for the quarter ended September 30, 2026, from $10.0 million for the quarter ended September 30, 2025, marking record third quarter earnings
  Net Interest Margin increased 19 basis points, or 4.4%, to 4.45% for the three months ended September 30, 2026, from 4.26% for the three months ended September 30, 2025
  Total Deposits increased $56.0 million, or 2.4%, to $2.4 billion at September 30, 2026, from $2.3 billion at September 30, 2025
  Total Loans, including loans held-for-sale, were $2.0 billion at September 30, 2026, a comparable level from December 31, 2025 and up from $1.9 billion at September 30, 2025
  Earnings per share increased $0.18 per share, or 24.2%, to $0.93 per share for the quarter ended September 30, 2026, from $0.75 per share for the quarter ended September 30, 2025
  Book value per share grew $1.77, or 8.3%, to $23.04 at September 30, 2026, from $21.27 at December 31, 2025

MIDDLETOWN, N.Y., October 28, 2026 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Orange Investment Advisors, Inc. (“OIA”), today announced net income of $12.5 million, or $0.93 per basic and diluted share, for the three months ended September 30, 2026. This compares with net income of $10.0 million, or $0.75 per basic and diluted share, for the three months ended September 30, 2025. The increase in earnings per share, basic and diluted, was due primarily to an increase in net interest income, which included a reduction in borrowing costs due to deposit growth, and reduction in provision for credit losses, partially offset by a decrease in noninterest income, resulting from the recognition of bank owned life insurance income in the prior year period. For the nine months ended September 30, 2026, net income reached $37.4 million, or $2.80 per basic and diluted share, as compared to $29.2 million, or $2.39 per basic and diluted share, for the nine months ended September 30, 2025.
Book value per share grew $1.77, or 8.3%, from $21.27 at December 31, 2025 to $23.04 at September 30, 2026. Tangible book value per share grew $1.79, or 8.6%, from $20.83 at December 31, 2025 to $22.62 at September 30, 2026 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due primarily to earnings growth and included the reclassification of treatment of equity compensation during the nine months ended September 30, 2026, as well as reversal of the valuation allowance associated with the deferred tax asset offset by the valuation loss on loans held-for-sale.
“I am very pleased to announce record earnings for the third quarter led by strong deposit and loan growth, and further expansion in net interest margin”, said Orange County Bancorp President and CEO Michael Gilfeather. “This marks our third consecutive quarter of record earnings in 2026, a fact made particularly impressive by the challenging macro-economic environment in which we are operating.”
“For the quarter ended September 30, 2026, the Company earned $12.5 million, up $2.5 million, or 24.6%, from the quarter ended September 30, 2025. The increase reflects greater interest income from our loan portfolio, bolstered by an additional $31.2 million of loan growth during the period. This increased our total loan portfolio to $2.0 billion at quarter end from $1.9 billion at September 30, 2025. The average yield of the loan portfolio during the period was 6.19%, up 16 basis points, or 2.7%, from 6.03% the prior quarter, and up six basis points, or 1%, from 6.13% the same quarter last year. The reduction of our home equity loan portfolio is consistent with our longstanding, strategic, business-bank focus. As stated last quarter, we also plan to reduce our residential loan exposure, with a goal of exiting those loans by year end. In further streamlining and consolidating our operational focus, as well as generating incremental liquidity, we believe these sales better position the Bank to manage interest rate and other risks.
Our deliberate effort to lower deposit costs through organic growth was successful in Q3. Total Deposits grew $56.0 million, or 2.4%, to $2.4 billion at September 30, 2026, from $2.3 billion at September 30, 2025. Much of this growth came in the form of core deposits, enabling us to further reduce our use of higher cost, broker-sourced deposits and borrowings. Success in this effort resulted in an average cost of deposits for the quarter of 0.96%, a level comparable to the prior quarter, but down 16 basis points, or 14.6%, from 1.12% during the same quarter last year. Our low-cost deposit base has long been and remains a key competitive operating advantage of the Bank.
Continued growth of our loan and deposit portfolios, along with an increase in loan yields resulted in a commensurate expansion of net interest margin. For the quarter, our net interest margin increased 19 basis points, or 4.4%, to 4.45%, compared with 4.26% for the three months ended September 30, 2025. Our dedicated institutional focus, robust loan origination and underwriting, and strong client relationships contribute to earnings, and they continue to be key drivers behind overall growth.
Our Wealth Management division, comprised of Trust and Advisory businesses, continued to experience uneven results during the quarter. While our Trust services group saw earnings expand in the current quarter, our Investment Advisory business saw reduction in AUM and lower earnings due to last year’s divisional restructuring and challenging fixed-income market performance. Together these businesses generated $4.0 million for the quarter, up a combined $445 thousand or 12.6% from Q3 2025, but still below our long-term goal. Wealth management remains an important source of additional fee income for the Bank and our overall customer focused strategy.
Over the past several years, we have consistently demonstrated that diligent implementation of our business strategy by a highly knowledgeable, committed, and empowered team has enabled the Bank to manage the challenges of uncertain and volatile markets. The current quarter and year-to-date September 30, 2026, are no exception and continue to give us confidence in the opportunities ahead. While grateful for our strong recent performance, we don’t take it for granted and will continue to apply our experience and expertise to support our clients, prudently manage risk, and pursue compelling business opportunities. I want to conclude by thanking our employees, customers, and shareholders for their respective efforts, support, and confidence in helping us achieve yet another quarter of record results.”
Third Quarter and Year to Date 2026 Financial Review
Net Income
Net income for the third quarter of 2026 was $12.5 million, an increase of $2.5 million, or 24.6%, from net income of $10.0 million for the third quarter of 2025. The growth in net income represents a combination of increased net interest income and reduced provision for credit losses, partially offset by reduced non-interest income during the quarter. The latter included a decrease in the bank owned life insurance income of $1.2 million in the prior year, as well as increased noninterest expense. Net income for the nine months ended September 30, 2026, was $37.4 million, an increase of $8.2 million, or 28.3%, from net income of $29.2 million for the nine months ended September 30, 2025.
Net Interest Income
For the three months ended September 30, 2026, net interest income rose $2.9 million, or 11.0%, to $29.9 million as compared to $27.0 million during the same period last year. This reflects an increase in total interest income of $1.7 million as a result of growth in interest and fees associated with loans and a $1.3 million decrease in total interest expense due to lower interest expense resulting from reduced borrowing costs and lower brokered deposit costs during the period. For the nine months ended September 30, 2026, net interest income reached $86.2 million representing an increase of $10.5 million, or 13.9% compared to the same period last year.
Total interest income rose $1.7 million, or 4.9%, to $36.2 million for the three months ended September 30, 2026, compared to $34.5 million for the three months ended September 30, 2025. The increase reflected 4.3% growth in interest and fees associated with loans coupled with increased interest income associated with fed funds and balances held at correspondent banks offset by a net decrease in interest income associated with investment securities. For the nine months ended September 30, 2026, total interest income rose $5.5 million, or 5.5%, to $105.2 million as compared to $99.7 million for the nine months ended September 30, 2025.
Total interest expense decreased $1.3 million during the third quarter of 2026, to $6.3 million, as compared to $7.6 million in the third quarter of 2025. Interest expense from FHLB advances and borrowings during the current quarter totaled $100 thousand as compared to $616 thousand during the third quarter of 2025. The decrease was primarily due to lower average balances and costs associated with FHLB borrowings. Interest expense associated with time deposits decreased to $159 thousand for the third quarter of 2026 from $852 thousand for the third quarter of 2025. This decrease represented the impact of lower brokered deposit levels due to increased core deposits over the same time period. Interest expense associated with savings and NOW accounts totaled $5.6 million during the third quarter of 2026 compared to $5.5 million during the third quarter of 2025. Interest expense related to subordinated notes decreased and totaled $429 thousand during the third quarter of 2026 as compared to $617 thousand during the third quarter of 2025. During the nine months ended September 30, 2026, total interest expense fell $5.0 million, to $18.9 million, as compared to $23.9 million for the same period last year.
Provision for Credit Losses
The Company recognized a provision for credit losses of $809 thousand for the three months ended September 30, 2026 as compared to $3.9 million for the three months ended September 30, 2025. This current quarter provision was due primarily to loan growth and represented appropriate reserves associated with the composition of loans closed during the third quarter of 2026. The allowance for credit losses to loans was 1.38% as of September 30, 2026 versus 1.45% as of December 31, 2025 and 1.51% as of September 30, 2025. For the nine months ended September 30, 2026, the provision for credit losses reflected a recovery of $641 thousand as compared to a provision of $6.2 million for the nine months ended September 30, 2025. No additional reserves for investment securities were recorded during the first nine months of 2026 or 2025.
Non-Interest Income
Non-interest income decreased $1.4 million, or 20.8%, to $5.4 million for the three months ended September 30, 2026 as compared to $6.8 million for the three months ended September 30, 2025. This reduction was related primarily to the recognition of $1.2 million of income associated with BOLI payments related to insurance death benefits in the prior year and, a $496 thousand decrease in investment advisory income, partially offset by the increase of $941 thousand in trust income and a recognition of a $281 thousand in valuation gain associated with loans held-for-sale. The Company’s other fee income categories remained relatively flat during the quarter and year to date. For the nine months ended September 30, 2026, non-interest income decreased $9.6 million, to $8.9 million, as compared to $18.5 million for the nine months ended September 30, 2025.
Non-Interest Expense
Non-interest expense was $17.2 million for the third quarter of 2026, reflecting an increase of $391 thousand, or 2.3%, as compared to $16.8 million for the same period in 2025. The increase in non-interest expense for the current quarter reflected the Company’s investment in growth. This investment during the third quarter was driven by increased professional fees associated with technology and our marketing platform at OIA as well as increased computer expense. Our efficiency ratio, which is a non-GAAP measurement, decreased to 48.8% for the three months ended September 30, 2026, from 49.9% for the same period in 2025. For the nine months ended September 30, 2026, our efficiency ratio increased to 55.1% from 53.2% for the same period in 2025. Adjusted for the impact of the valuation loss on loans held-for-sale, the efficiency ratios for the three and the nine months ended September 30, 2026, would have been 49.2% and 52.6%, respectively (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). Non-interest expense for the nine months ended September 30, 2026 reached $52.4 million, reflecting a $2.3 million increase over non-interest expense of $50.1 million for the nine months ended September 30, 2025.

Income Tax Expense
Provision for income taxes for the three months ended September 30, 2026 was $4.8 million, as compared to $3.0 million for the three months ended September 30, 2025. The increase in the provision for income tax was related to the Company’s increase in income before income taxes compared to the same period in the prior year. For the nine months ended September 30, 2026, the provision for income taxes was $6.0 million as compared to $8.7 million for the nine months ended September 30, 2025, due to the impact of reversal of the valuation allowance during second quarter 2026. Our effective tax rate for the three-month period ended September 30, 2026, was 27.6%, as compared to 23.0% for the same period in 2025. Our effective tax rate for the nine-month period ended September 30, 2026, was 13.8%, (which included the effect of the reversal of the valuation allowance during second quarter 2026), as compared to 23.0% for the same period in 2025.
Financial Condition
Total consolidated assets increased by $78.4 million, or 2.9%, exceeding $2.7 billion at September 30, 2026, from a comparable level at December 31, 2025. The increase primarily reflects an increase in cash and loans (including loans held-for-sale) during the current nine-month period.
Total cash and due from banks increased from $204.2 million at December 31, 2025, to $244.6 million at September 30, 2026, an increase of approximately $40.4 million, or 19.8%. This increase resulted mainly from higher levels of client deposit balances and net cash flows from maturities and paydowns of securities, as well as proceeds from the home equity loan sale which elevated cash levels at quarter end.
Total investment securities decreased $33.3 million, or 7.9%, from $419.4 million at December 31, 2025, to $386.1 million at September 30, 2026. The decrease continues to be driven primarily by investment repayments, calls and maturities during the first nine months of 2026.
Total loans, including loans held-for-sale, increased $59.1 million, or 3.0%, to $2.0 billion at September 30, 2026, from December 31, 2025. The loan portfolio experienced growth in commercial real estate, commercial real estate construction, and consumer loans offset by decreases in commercial and industrial loans, and home equity lines of credit.
During the nine months ended September 30, 2026, the Company transferred loans with an aggregate principal balance of $68.4 million from the loan portfolio to loans held-for-sale. At the date of transfer, the loans were recorded as held-for-sale at $63.6 million, net of a valuation allowance of $4.8 million. During third quarter 2026, the Company sold $18.4 million of home equity loans from the loans held-for-sale portfolio. As of September 30, 2026, the loans held-for-sale portfolio consisted of approximately $42.6 million of residential real estate loans, net of valuation allowance of $4.5 million.
The nine months ended September 30, 2026, also included $129.3 million of loan prepayments compared to $34.8 million for the nine months ended September 30, 2025.

Total deposits increased $56.0 million, to $2.4 billion at September 30, 2026, from $2.3 billion at December 31, 2025. The increase was due primarily to a $165.1 million, or 16.4%, increase in savings and money market accounts which totaled approximately $1.2 billion at September 30, 2026, as compared to $1.0 billion at December 31, 2025. Non-interest-bearing demand deposits increased $51.1 million, or 7.0% to $776.8 million at September 30, 2026 from $725.7 million at December 31, 2025. The increase in deposits was partially offset by interest bearing demand deposits which decreased $34.0 million, or 8.1%, to $385.6 million at September 30, 2026, compared to $419.6 million at December 31, 2025. Certificates of deposit represented a $126.3 million decrease as the increased deposit levels of transaction accounts provided for run-off of maturing brokered deposits during the period. Deposit composition at September 30, 2026, included 49.1% in demand deposit accounts (including NOW accounts) as a percentage of total deposits. Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represented approximately 50% and 46% of total deposits at September 30, 2026, and December 31, 2025, respectively.
FHLBNY long-term borrowings remained at $10.0 million at September 30, 2026 and December 31, 2025, respectively. The stability and low level in borrowings represents the effect of deposit growth outpacing loan growth during the quarter, allowing for low borrowing levels and higher cash levels at September 30, 2026.
Stockholders’ equity increased $24.6 million, or 8.7%, to $309.0 million at September 30, 2026, from $284.4 million at December 31, 2025. The increase was due to the effect of $37.4 million in net income as well as a liability-to-equity reclassification of equity awards in the amount of $2.3 million offset by a $9.8 million increase in unrealized losses on the market value of investment securities in the Company’s equity as accumulated other comprehensive income (loss) (“AOCI”), dividends of $7.2 million and $1.9 million increase in stock based compensation, net of taxes during the first nine months of 2026.
At September 30, 2026, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital-to-average-assets ratio was 13.19%, both common equity and Tier 1 capital-to-risk-weighted-assets were 17.99%, and total-capital-to-risk-weighted-assets was 19.24%.
Wealth Management
At September 30, 2026, our Wealth Management Division, which includes trust and investment advisory, held $1.6 billion in assets under management or advisory, as compared to $1.9 billion at December 31, 2025, a 13.0% decrease. Trust and investment advisory income for the three months ended September 30, 2026, was $4.0 million, representing an increase of $445 thousand, or 12.6%, as compared to $3.5 million for the three months ended September 30, 2025.

The breakdown of trust and investment advisory assets as of September 30, 2026 and December 31, 2025, respectively, is as follows:

	At September 30, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Investment Assets Under Management & Advisory	$913,719	55.65%	$1,184,317	62.73%
Trust Asset Under Administration & Management	728,252	44.35%	703,544	37.27%
Total	$1,641,971	100.00%	$1,887,861	100.00%

Loan Quality
At September 30, 2026, the Bank had total non-performing loans of $19.4 million, or 0.98% of total loans. Total non-accrual loans represented $19.1 million of loans as of September 30, 2026, compared to $11.1 million at December 31, 2025. The increase in non-accrual loans was related primarily to a commercial real estate participation loan that experienced payment disruption during the first quarter of 2026 due to bankruptcy at the parent company, partially offset by settlement of a previously reported participation loan for an office complex. Total accruing loans 90 days or more past due represented $282 thousand of commercial and industrial loans as of September 30, 2026, compared to $18 thousand at December 31, 2025.
Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs. The Bank uses a variety of resources to manage its liquidity position. These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings. As of September 30, 2026, the Bank’s cash and due from banks totaled $244.6 million. The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds. Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding. As of September 30, 2026, the Bank’s investment in securities available for sale was $386.1 million, of which $44.9 million was not pledged as collateral or specifically designated to any borrowings. Additionally, as of September 30, 2026, the Bank’s overnight advance line capacity at the FHLBNY was $662.9 million, of which $66.4 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances. As of September 30, 2026, the Bank’s unused borrowing capacity at the FHLBNY was $586.5 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks. Additional funding is available to the Bank through the discount window at the Federal Reserve. The total amount of loans pledged to the Federal Reserve, between the Discount Window and the Borrower-In-Custody (“BIC”) program, was approximately $210.8 million at September 30, 2026. At September 30, 2026, the Bank was not utilizing any available funding from the Federal Reserve.
The Bank also considers brokered deposits an element of its overall deposit strategy. As of September 30, 2026, the Bank did not have any brokered deposit arrangements.
Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (non-GAAP) to tangible equity and total assets (non-GAAP) to tangible assets and calculates our tangible book value per share.

	September 30,	December 31,
	2026	2025
	(Dollars in thousands except per share data)
Tangible Common Equity:
Total stockholders’ equity	$308,996	$284,364
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(321)	(535)
Tangible common equity	$303,316	$278,470

Common shares outstanding	13,411,153	13,368,447
Book value per common share	$23.04	$21.27
Tangible book value per common share	$22.62	$20.83

Tangible Assets
Total assets	$2,737,747	$2,659,377
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(321)	(535)
Tangible assets	$2,732,067	$2,653,483
Tangible common equity to tangible assets	11.10%	10.49%

The following table presents a reconciliation of efficiency ratio (non-GAAP) and adjusted efficiency ratio (non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
	(Dollars in thousand)
Efficiency ratio - as reported (non-GAAP) (1)	48.8%	49.9%	55.1%	53.2%
Noninterest expense - as reported	$17,231	$16,840	$52,424	$50,089
Net interest income - as reported	29,921	26,947	86,244	75,715
Noninterest income - as reported	5,374	6,787	8,944	18,460
Adjustments:
Valuation allowance on loans held-for-sale	(281)	—	4,480	—
Net (gain) loss on sale of securities	—	(159)	—	568
Proceeds from bank owned life insurance benefit	—	(1,191)	—	(3,590)
Gain on sale of assets	—	—	—	(1,236)
Adjusted noninterest income (non-GAAP)	$5,093	$5,437	$13,424	$14,202
Adjusted efficiency ratio (non-GAAP) (2)	49.2%	52.0%	52.6%	55.7%

Notes:
(1) The reported efficiency ratio is a (non-GAAP) measure calculated by dividing GAAP noninterest expense by the sum of GAAP net interest income and GAAP noninterest income.
(2) The adjusted efficiency ratio is a (non-GAAP) measure calculated by dividing adjusted noninterest expense by the sum of GAAP net interest income and adjusted noninterest income.

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Orange Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.7 billion in total assets. Orange Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	September 30,	December 31,
	2026	2025
ASSETS
Cash and due from banks	$244,571	$204,232
Investment securities – available-for-sale (amortized cost $452,751 net of allowance for credit losses of $0 at September 30, 2026 and $472,097, net of allowance for credit losses of $0 at December 31, 2025)	386,106	419,406
Restricted investment in bank stocks	6,016	5,917
Loans held-for-sale, net	42,572	—
Loans	1,966,837	1,950,284
Allowance for credit losses	(27,189)	(28,335)
Loans, net	1,939,648	1,921,949
Premises and equipment, net	15,170	15,482
Accrued interest receivable	10,540	10,383
Bank owned life insurance	33,162	32,578
Goodwill	5,359	5,359
Intangible assets	321	535
Other assets	54,282	43,536
TOTAL ASSETS	$2,737,747	$2,659,377
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest bearing	$776,773	$725,656
Interest bearing	1,589,567	1,584,717
Total deposits	2,366,340	2,310,373
FHLB advances, long term	10,000	10,000
Subordinated notes, net of issuance costs	24,626	24,555
Accrued expenses and other liabilities	27,785	30,085
TOTAL LIABILITIES	2,428,751	2,375,013
STOCKHOLDERS’ EQUITY
Common stock, $0.25 par value; 30,000,000 shares authorized; 13,419,170 and 13,376,464 issued; 13,411,153 and 13,368,447 outstanding, at September 30, 2026 and December 31, 2025, respectively	3,355	3,344
Surplus	168,808	164,592
Retained Earnings	194,629	164,434
Accumulated other comprehensive income (loss), net of taxes	(57,597)	(47,807)
Treasury stock, at cost; 8,017 shares at September 30, 2026 and December 31, 2025, respectively	(199)	(199)
TOTAL STOCKHOLDERS’ EQUITY	308,996	284,364
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,737,747	$2,659,377

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATEDSTATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
INTEREST INCOME
Interest and fees on loans	$31,108	$29,839	$90,523	$85,256
Interest on investment securities:
Taxable	2,393	2,641	7,323	8,036
Tax exempt	492	506	1,493	1,643
Interest on Federal funds sold and other	2,213	1,542	5,836	4,724
TOTAL INTEREST INCOME	36,206	34,528	105,175	99,659
INTEREST EXPENSE
Savings and NOW accounts	5,597	5,496	16,185	15,646
Time deposits	159	852	1,125	5,298
FHLB advances	100	616	332	1,922
Subordinated notes	429	617	1,289	1,078
TOTAL INTEREST EXPENSE	6,285	7,581	18,931	23,944
NET INTEREST INCOME	29,921	26,947	86,244	75,715
Provision (credit) for credit losses - loans	809	3,876	(641)	6,191
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR CREDIT LOSSES	29,112	23,071	86,885	69,524
NONINTEREST INCOME
Service charges on deposit accounts	359	377	1,043	1,001
Trust income	2,519	1,578	5,912	4,825
Investment advisory income	1,461	1,957	4,555	5,547
Investment securities gains (losses), net	—	159	—	(568)
Earnings on bank owned life insurance	197	190	584	683
Proceeds from bank owned life insurance benefit	—	1,191	—	3,590
Gain on sale of assets	—	—	—	1,236
Valuation allowance on loans held-for-sale	281	—	(4,480)	—
Other	557	1,335	1,330	2,146
TOTAL NONINTEREST INCOME	5,374	6,787	8,944	18,460
NONINTEREST EXPENSE
Salaries	7,003	7,378	21,924	21,096
Employee benefits	2,490	2,419	8,597	7,207
Occupancy expense	1,254	1,280	3,841	3,856
Professional fees	1,608	1,380	4,934	4,393
Directors’ fees and expenses	536	314	1,693	939
Computer software expense	1,998	1,785	5,836	5,884
FDIC assessment	210	330	700	990
Advertising expenses	486	481	1,407	1,351
Advisor expenses related to trust income	30	22	80	66
Telephone expenses	243	220	781	630
Intangible amortization	71	71	214	214
Other	1,302	1,160	2,417	3,463
TOTAL NONINTEREST EXPENSE	17,231	16,840	52,424	50,089
Income before income taxes	17,255	13,018	43,405	37,895
Provision for income taxes	4,769	2,999	5,976	8,711
NET INCOME	$12,486	$10,019	$37,429	$29,184

Basic and diluted earnings per share	$0.93	$0.75	$2.80	$2.39
Weighted average shares outstanding	13,383,550	13,337,890	13,372,387	12,228,878

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	For the Three Months Ended September 30,
	2026			2025
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$1,995,413	$31,108	6.19%	$1,931,061	$29,839	6.13%
Investment securities available for sale	394,461	2,802	2.82%	415,885	3,039	2.90%
Cash and due from banks and other	270,843	2,213	3.24%	153,411	1,542	3.99%
Restricted stock	6,018	83	5.47%	7,452	108	5.75%
Total interest-earning assets	2,666,735	36,206	5.39%	2,507,809	34,528	5.46%
Noninterest-earning assets	96,983			104,392
Total assets	$2,763,718			$2,612,201
Interest-bearing liabilities:
Interest-bearing demand deposits	$415,994	$265	0.25%	$425,824	$630	0.59%
Money market deposits	413,972	1,524	1.46%	695,959	3,642	2.08%
Savings deposits	741,467	3,808	2.04%	326,787	1,224	1.49%
Certificates of deposit	33,804	159	1.87%	96,762	852	3.49%
Total interest-bearing deposits	1,605,237	5,756	1.42%	1,545,332	6,348	1.63%
FHLB Advances and other borrowings	10,000	100	3.97%	55,082	616	4.44%
Subordinated notes	24,611	429	6.92%	20,560	617	11.91%
Total interest-bearing liabilities	1,639,848	6,285	1.52%	1,620,974	7,581	1.86%
Noninterest-bearing demand deposits	782,380			702,697
Other noninterest-bearing liabilities	29,863			28,529
Total liabilities	2,452,091			2,352,200
Total stockholders’ equity	311,627			260,001
Total liabilities and stockholders’ equity	$2,763,718			$2,612,201
Net interest income		$29,921			$26,947
Net interest rate spread (2)			3.87%			3.61%
Net interest margin (3)			4.45%			4.26%
Average interest-earning assets to interest-bearing liabilities	162.6%			154.7%

Notes:
(1) Includes loans held-for-sale.
(2) The interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin is the annualized net interest income divided by average interest-earning assets.
Certain reclassification has been made to the amounts within interest-earning assets to conform to the current-period presentation. These reclassifications had no effect on previously reported net income or stockholders’ equity.

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	For the Nine Months Ended September 30,
	2026			2025
	Average		Average	Average		Average
	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
Interest-earning assets:
Loans (1)	$1,973,589	$90,523	6.13%	$1,880,670	$85,256	6.06%
Investment securities available for sale	404,971	8,568	2.83%	430,011	9,244	2.87%
Cash and due from banks and other	235,702	5,836	3.31%	156,043	4,724	4.05%
Restricted stock	6,038	248	5.49%	7,066	435	8.23%
Total interest-earning assets	2,620,300	105,175	5.37%	2,473,790	99,659	5.39%
Noninterest-earning assets	91,117			103,466
Total assets	$2,711,417			$2,577,256
Interest-bearing liabilities:
Interest-bearing demand deposits	$444,315	$1,496	0.45%	$393,704	$1,522	0.52%
Money market deposits	437,016	4,949	1.51%	694,835	10,997	2.12%
Savings deposits	658,011	9,740	1.98%	299,342	3,127	1.40%
Certificates of deposit	55,299	1,125	2.72%	179,910	5,298	3.94%
Total interest-bearing deposits	1,594,641	17,310	1.45%	1,567,791	20,944	1.79%
FHLB Advances and other borrowings	11,202	332	3.96%	58,035	1,922	4.43%
Subordinated notes	24,587	1,289	7.01%	19,928	1,078	7.23%
Total interest-bearing liabilities	1,630,430	18,931	1.55%	1,645,754	23,944	1.95%
Noninterest-bearing demand deposits	750,409			680,266
Other noninterest-bearing liabilities	30,689			28,619
Total liabilities	2,411,528			2,354,639
Total stockholders’ equity	299,889			222,617
Total liabilities and stockholders’ equity	$2,711,417			$2,577,256
Net interest income		$86,244			$75,715
Net interest rate spread (2)			3.82%			3.44%
Net interest margin (3)			4.40%			4.09%
Average interest-earning assets to interest-bearing liabilities	160.7%			150.3%

Notes:
(1) Includes loans held-for-sale.
(2) The interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest margin is the annualized net interest income divided by average interest-earning assets.
Certain reclassification has been made to the amounts within interest-earning assets to conform to the current-period presentation. These reclassifications had no effect on previously reported net income or stockholders’ equity.

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Performance Ratios:
Return on average assets (1)	1.81%	1.53%	1.84%	1.51%
Return on average equity (1)	16.03%	15.41%	16.64%	17.48%
Interest rate spread (2)	3.87%	3.61%	3.82%	3.44%
Net interest margin (3)	4.45%	4.26%	4.40%	4.09%
Dividend payout ratio (4)	19.29%	17.31%	19.29%	16.34%
Non-interest income to average total assets	0.78%	1.04%	0.44%	0.96%
Non-interest expenses to average total assets	2.49%	2.58%	2.58%	2.59%
Average interest-earning assets to average interest-bearing liabilities	162.62%	154.71%	160.71%	150.31%

	At September 30,
	2026	2025
Asset Quality Ratios:
Non-performing assets to total assets	0.71%	0.46%
Non-performing loans to total loans	0.98%	0.63%
Allowance for credit losses to non-performing loans	140.42%	240.77%
Allowance for credit losses to total loans	1.38%	1.51%

Capital Ratios (5):
Total capital (to risk-weighted assets)	19.24%	18.03%
Tier 1 capital (to risk-weighted assets)	17.99%	16.78%
Common equity tier 1 capital (to risk-weighted assets)	17.99%	16.78%
Tier 1 capital (to average assets)	13.19%	12.31%

Notes:
(1) Annualized for the three and nine months ended September 30, 2026, and 2025, respectively.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4) The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Interest income	$36,206	$34,528	$105,175	$99,659
Interest expense	6,285	7,581	18,931	23,944
Net interest income	29,921	26,947	86,244	75,715
Provision (credit) for credit losses	809	3,876	(641)	6,191
Net interest income after provision (credit) for credit losses	29,112	23,071	86,885	69,524
Noninterest income	5,374	6,787	8,944	18,460
Noninterest expenses	17,231	16,840	52,424	50,089
Income before income taxes	17,255	13,018	43,405	37,895
Provision for income taxes	4,769	2,999	5,976	8,711
Net income	$12,486	$10,019	$37,429	$29,184

Basic and diluted earnings per share	$0.93	$0.75	$2.80	$2.39
Weighted average common shares outstanding	13,383,550	13,337,890	13,372,387	12,228,878

	At September 30,	At December 31,
	2026	2025
Book value per share	$23.04	$21.27
Net tangible book value per share (1)	$22.62	$20.83
Outstanding common shares	13,411,153	13,368,447

Notes:
(1) Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5.4 million in goodwill for September 30, 2026, and December 31, 2025, respectively, and $321 thousand, and $535 thousand in other intangible assets for September 30, 2026, and December 31, 2025, respectively.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar amounts in thousands)

The following table presents loan composition for the periods indicated.

	At September 30, 2026		At December 31, 2025
	Amount	Percent	Amount	Percent
Commercial and industrial	$243,652	12.39%	$249,633	12.80%
Commercial real estate	1,529,625	77.77%	1,480,062	75.89%
Commercial real estate construction	114,160	5.80%	99,262	5.09%
Residential real estate	22,789	1.16%	65,290	3.35%
Home equity	9,558	0.49%	22,618	1.16%
Consumer	47,053	2.39%	33,419	1.71%
Total loans	1,966,837	100.00%	1,950,284	100.00%
Allowance for loan losses	27,189		28,335
Total loans, net(1)	$1,939,648		$1,921,949

Notes:
(1) During the nine months ended September 30, 2026, the Company transferred loan balance of $63.6 million from loans to loans held-for-sale, net of valuation allowance of $4.8 million. During the nine months ended September 30, 2026, the Company sold $18.4 million of home equity loans from the loans held-for-sale portfolio. As of September 30, 2026, the loans held-for-sale portfolio consisted of approximately $42.6 million of residential real estate loans, net of valuation allowance of $4.5 million.

The following table presents deposits by account type for the periods indicated.

	At September 30, 2026			At December 31, 2025
			Average			Average
	Amount	Percent	Rate	Amount	Percent	Rate
Noninterest-bearing demand accounts	$776,773	32.83%	0.00%	$725,656	31.41%	0.00%
Interest bearing demand accounts	385,630	16.30%	0.17%	419,604	18.16%	0.72%
Money market accounts	247,846	10.47%	1.35%	646,688	27.99%	1.86%
Savings accounts	923,380	39.02%	2.04%	359,415	15.56%	1.45%
Certificates of deposit	32,711	1.38%	1.83%	159,010	6.88%	3.46%
Total	$2,366,340	100.00%	0.99%	$2,310,373	100.00%	1.12%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar amounts in thousands)

	September 30,	December 31,
	2026	2025
Non-accrual loans:
Commercial and industrial	$2,410	$1,577
Commercial real estate	15,843	8,690
Commercial real estate construction	—	—
Residential real estate	—	1
Home equity	827	844
Consumer	—	—
Total non-accrual loans	19,080	11,112
Accruing loans 90 days or more past due:
Commercial and industrial	282	18
Commercial real estate	—	—
Commercial real estate construction	—	—
Residential real estate	—	—
Home equity	—	—
Consumer	—	—
Total loans 90 days or more past due	282	18
Total non-performing loans	19,362	11,130
Other real estate owned	—	—
Other non-performing assets	—	—
Total non-performing assets	$19,362	$11,130

Ratios:
Total non-performing loans to total loans	0.98%	0.57%
Total non-performing loans to total assets	0.71%	0.42%
Total non-performing assets to total assets	0.71%	0.42%
Net-charge-offs to total loans, YTD	0.02%	0.29%